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                                                                   EXHIBIT 23(B)

                         CONSENT OF INDEPENDENT AUDITOR

     We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement on Form S-3 (Registration Nos. 33-58317, 33-58317-01 and 33-58317-02) and related Prospectus and Prospectus Supplements of American General Corporation, American General Delaware, L.L.C. and American General Capital, L.L.C. for the registration of $1,250,000,000 of securities and to the incorporation by reference therein of our reports dated February 15, 1995, with respect to the consolidated financial statements and schedules of American General Corporation included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Houston, Texas
May 8, 1995